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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 1)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             J NET ENTERPRISES INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46622V102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 2 of 12 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields Capital Management LP
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       497,931
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  497,931
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          497,931
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 3 of 12 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields GP LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       497,931
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  497,931
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          497,931
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 4 of 12 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jonathon S. Jacobson
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       497,931
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  497,931
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          497,931
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 5 of 12 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Grubman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       497,931
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  497,931
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          497,931
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------


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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 6 of 12 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields Capital Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       497,931
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  497,931
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          497,931
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 7 of 12 Pages
---------------------                                      ---------------------

Item 1(a).   Name of Issuer:

             J Net Enterprises Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             4020 West Lake Creek Drive #100, Wilson, Wyoming 83014

Item 2(a).   Name of Person Filing:

             This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

             (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

             (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

             (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

             (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

             This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman).

             Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             Address for Highfields Capital Management, Highfields GP,
             Mr. Jacobson and Mr. Grubman: c/o Highfields Capital Management, 200 Clarendon Street, Boston, Massachusetts 02116

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 8 of 12 Pages
---------------------                                      ---------------------

             Address for Highfields Capital Ltd.:
             c/o Goldman Sachs (Cayman) Trust, Limited
             Harbour Centre, Second Floor
             George Town, Grand Cayman
             Cayman Islands, B.W.I.

Item 2(c).   Citizenship:

             Highfields Capital Management - Delaware
             Highfields GP - Delaware
             Richard L. Grubman - United States
             Jonathon S. Jacobson - United States
             Highfields Capital Ltd. - Cayman Islands

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e).   CUSIP Number:

             46622V102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)   [_]   Broker or dealer registered under Section 15 of
                         the Exchange Act.

             (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

             (d)   [_]   Investment company registered under Section 8 of the
                         Investment Company Act.

             (e)   [_]   An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

             (f)   [_]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [_]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 9 of 12 Pages
---------------------                                      ---------------------

             (h)   [_]   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

             (i)   [_]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             For Highfields Capital Management, Highfields GP, Highfields Capital Ltd., Mr. Jacobson and Mr. Grubman:

             (a)   Amount beneficially owned:

                   497,931 shares of Common Stock

             (b)   Percent of class:

                   5.8%

             (c)   Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote 497,931

                   (ii)   Shared power to vote or to direct the vote --0--

                   (iii) Sole power to dispose or to direct the disposition of 497,931

                   (iv) Shared power to dispose or to direct the disposition of --0--



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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 10 of 12 Pages
---------------------                                      ---------------------


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             The shares to which this filing relates are directly owned by the Funds. Each of the Reporting Persons has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 5.8% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually own more than five percent of the shares of common stock of the Issuer

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 11 of 12 Pages
---------------------                                      ---------------------

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 14, 2002
                                    -----------------
                                    Date

                                    HIGHFIELDS CAPITAL MANAGEMENT LP
                                    By: Highfields GP LLC, its General Partner

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                            Name/Title

                                    HIGHFIELDS GP LLC

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                            Name/Title

                                    JONATHON S. JACOBSON

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                            Name/Title

                                    RICHARD L. GRUBMAN

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                            Name/Title

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---------------------                                      ---------------------
CUSIP No. 46622V102                 13G/A                    Page 12 of 12 Pages
---------------------                                      ---------------------

                                    HIGHFIELDS CAPITAL LTD.

                                    By: Highfields Capital Management LP,
                                        its Investment Manager

                                    By: Highfields GP LLC, its General Partner

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                            Name/Title